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                                                                     EXHIBIT 5.1


                               November 19, 1998
Veritas DGC Inc.
3701 Kirby Drive
Houston, Texas 77098-3982

     Re:  Opinion as to legality of 9 3/4% Senior Notes due 2003, Series C

Ladies and Gentlemen:

     We have examined the certificate of incorporation, the bylaws, and the corporate proceedings of Veritas DGC Inc., a Delaware corporation (the "Company"), relating to the registration under the Securities Act of 1933, as amended, of $60,000,000 aggregate principal amount of 9 3/4% Senior Notes due 2003, Series C (the "Exchange Notes"), to be issued pursuant to an Indenture, dated as of October 28, 1998, between the Company and State Street Bank & Trust Company, as Trustee (the "Indenture"), and the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, on behalf of the Company. The Exchange Notes will be issued in exchange for the Company's outstanding 9 3/4% Senior Notes due 2003, Series B on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer"). In giving this opinion, we have made such other examinations as we deem necessary in the premises and from such examinations we are of the opinion that:

     1. The Indenture has been duly authorized by all necessary corporate action, on the part of the Company, and it constitutes a legal, valid, and binding agreement of the Company enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting enforcement of creditors' rights generally, and except that remedies of specific performance and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court.

     2. When issued, the Exchange Notes will have been duly authorized by all necessary corporate action on the part of the Company, and when authenticated, delivered in accordance with the terms of the Exchange Offer and the Indenture, will be legal, valid, and binding obligations of the Company, respectively, entitled to the benefits of the Indenture and enforceable in accordance with its and their terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting enforcement of creditors' rights generally, and except that remedies of specific performance and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included as a part of the Registration Statement.

     This opinion is conditioned upon the Registration Statement being declared effective and upon compliance by the Company with all applicable provisions of the Securities Act of 1933, as amended, and such state securities rules, regulations and laws as may be applicable.

                                       Very truly yours,

                                       /s/ PORTER & HEDGES, L.L.P.

                                       PORTER & HEDGES, L.L.P.